Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) dated as of February 29, 2008 is by and between Force Protection, Inc., a Nevada corporation (the “Company” or “Force Protection”), and Michael Durski (the “Executive”).

IT IS HEREBY AGREED AS FOLLOWS:

1.                                       The payments and benefits under this Agreement are in consideration of the Executive’s waiver and release in Section 9 hereof and covenants in Section 13 hereof.

2.                                       The Executive and the Company agree that the Executive’s last day of employment with the Company will be on February 29, 2008 (the “Date of Termination”), whether or not Executive revokes this Agreement pursuant to paragraph 11 below.

3.                                       The Company will pay the Executive, on a bi-weekly basis, commencing on the first business day following the Effective Date (after the expiration of the Revocation Period as defined in Section 11), a severance amount equal to his current annual basis salary for a period of one year (26 bi-weekly payments), reduced by applicable tax withholding (“Severance Benefits”).

4.                                       The Company will pay the Executive any accrued and unpaid vacation pay, in the amount of $10,000, reduced by applicable tax withholding, in the next regular payroll after the Date of Termination. Further, Executive agrees to cooperate with the Company to facilitate the removal of certain security equipment installed at the home of the Executive with ADT at a mutually agreed to date and time.

5.                                       The Executive will receive separate written notice of his right to elect continuation coverage under the Company’s medical, dental and vision insurance plans, subject to the terms and conditions of COBRA and the applicable plan(s) in effect for active employees from time to time. If Executive timely elects continuation coverage under COBRA, then, subject to Executive’s execution and non-revocation of this Agreement, the Company will pay the employer portion of the premium cost of such insurance for a one year period following the Date of Termination. Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, then the benefits described above shall be secondary to such benefits during the period of Executive’s eligibility.

6.                                       The Company and the Executive agree that as of the Date of Termination there are no other amounts or benefit due to the Executive through such date or thereafter from or under any other plan, program (including gainsharing), policy or agreement of the Company, as well as any other individual employment agreement with the Executive. Except as otherwise provided in this Agreement, the Executive acknowledges that he has been paid all wages or other compensation and benefits due him in connection with his employment and that he has received any paid or unpaid leave that he has requested.

7.                                       Effective as of the Date of Termination, the Executive hereby resigns as a member of the board of directors of all subsidiaries or affiliates of the Company as well as any other positions held with such subsidiaries or affiliates effective as of the Date of Termination and agrees to execute such other documents as may be requested by the Company to implement such resignations.

8.                                       The Company shall indemnify the Executive to the extent provided pursuant to the Company’s First Amended and Restated By-Laws and Articles of Incorporation, as in effect on the Date of Termination, and the Executive shall not be entitled to any other rights to indemnification by the Company other than as set forth therein.

9.                                       (a)           Executive, for himself and for Executive’s heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives (collectively, the “Releasors”) hereby forever releases, waives and discharges the Released Parties (as defined below) from each and every claim, demand, cause of action, fee, liability or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), known or unknown, which Releasors ever had, now have, or hereafter may have against the Released Parties by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter from the beginning of the world up to and including the Effective Date (as defined below), including without limitation, those in connection with, or in any way related to or arising out of, Executive’s employment or termination of employment or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Released Parties.

(b)                                 Without limiting the generality of the previous paragraph, this general release is intended to and shall release the Released Parties from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Released Parties including, but not limited to: (1) any claim of discrimination or retaliation under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621-634, as amended by the Older Workers’ Benefit Protection Act, P.L. 101-433 (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA and any state — statute or local ordinance barring age discrimination, Title VII of the Civil Rights Act, the Americans with Disabilities Act, and the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Parties subject to the terms and conditions of such plan and applicable law); (2) any claim under the South Carolina Human Affairs Law and the South Carolina Wage Payment Statute (3) any other claim (whether based on federal, state or local law or ordinance, statutory or decisional) relating to or arising out of Executive’s employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, including, but not limited to, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages, any other claim of employment discrimination, retaliation, infliction of emotional distress, defamation, invasion of privacy, tortious interference with contractual relations, wrongful termination, outrage, promissory estoppel, or other liabilities, suits, debts, claims for back pay, front pay, compensatory or punitive damages, injunctive relief, severance pay, costs, reinstatement, business expenses, commissions, bonuses, incentive compensation plans, or payment or reimbursement under any health insurance or other employee benefit plan, insurance premiums or other sums of money, grievances, expenses, demands, controversies of every kind and description, whether liquidated or unliquidated, contingent or otherwise and whether specifically mentioned or not, that exist or might be claimed to exist at or prior to the date of this Agreement; and (4) any claim for attorney’s fees, costs, disbursements and the like.

(c)                                  The foregoing general release does not in any way affect: (1) Executive’s rights of indemnification to which Executive was entitled immediately prior to the Date of Termination; (2) the right of Executive to take whatever steps may be necessary to enforce the terms of this Agreement, (3) any claims arising after the Effective Date, (4) or any claims that may not be released by law.

(d)                                 For purposes of this general release, the “Released Parties” means the Company, all current and former parents, subsidiaries, related companies, partnerships, joint ventures and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and, with respect to each of them, their predecessors and successors, and, with respect to each such entity, all of its past, present, and future employees, officers, directors, members, stockholders, owners, representatives, assigns, attorneys, agents, insurers, and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors (whether acting as agents for such entities or in their individual capacities).

10.                                 Executive represents and warrants that, as of the Effective Date of this Agreement, Executive has not filed or commenced any suit, claim, charge, complaint, action, arbitration, or legal proceeding of any kind against the Company or its subsidiaries or affiliates. Nothing in this Agreement shall be construed to affect the Equal Employment Opportunity Commission’s (the “Commission”) or any state agency’s independent right and responsibility to enforce the law, nor does this Agreement affect Executive’s right to file a charge or participate in an investigation or proceeding conducted by either the Commission or any such state agency, although this Agreement does bar any claim that Executive might have to receive monetary damages in connection with any Commission or state agency proceeding concerning matters covered by this Agreement.

11.                                 By signing this Agreement, Executive expressly acknowledges and agrees that: (a) Executive has carefully read it and fully understands what it means; (b) Executive has discussed this Agreement with an attorney of Executive’s choosing before signing it; (c)

              Executive has been given at least twenty-one (21) calendar days to consider whether to sign this Agreement; (d) Executive has agreed to this Agreement knowingly and voluntarily and was not subjected to any undue influence or duress; (e) the consideration provided Executive under this Agreement is sufficient to support the releases provided by Executive under this Agreement; (f) Executive may revoke Executive’s execution of this Agreement within seven (7) days after Executive signs it by sending written notice of revocation as set forth below (“Revocation Period”); and (g) on the eighth day after Executive executes this Agreement (the “Effective Date”), this Agreement becomes effective and enforceable, provided that Executive does not revoke this Agreement during the revocation period. Any revocation of Executive’s execution of this Agreement must be submitted, in writing, to Force Protection, Inc. 9801 Highway 78, Building No. 1, Ladson, South Carolina 29456-3802, to the attention of the Co-General Counsel, stating “I hereby revoke my execution of the Agreement.” The revocation must be personally delivered to the Co-General Counsel or mailed to the Co-General Counsel and postmarked within seven (7) days of Executive’s execution of this Agreement. If the last day of the Revocation Period is a Saturday, Sunday or legal holiday, then the revocation period will be extended to the following day which is not a Saturday, Sunday or legal holiday. Executive agrees that if Executive does not execute this Agreement or, in the event of revocation, Executive will not be entitled to receive any of the payments or benefits under this Agreement (other than provided for in paragraph 4). Executive must execute this Agreement on or before 21 days after the Date of Termination. Notwithstanding the foregoing, if Executive revokes this Agreement pursuant to this paragraph 11 the provisions of paragraph 2 shall survive such revocation.

12.                                 The Executive agrees that in exchange for a portion of the Severance Benefits (which the Executive agrees constitutes consideration for all commitments made herein in addition to anything of value to which he is already entitled).

13.                                 In consideration of the Severance Benefits, the Executive agrees to the following covenants:

(a)                                  Non-Compete.  For a 12-month period after the Date of Termination, the Executive shall not directly or indirectly (without the prior written consent of the Company):

i.                                          hold a 5% or greater equity (including stock options whether or not exercisable), voting or profit participation interest in a Competitive Enterprise, or

ii.                                       associate (including as an officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with the Executive’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(A)                              that is substantially related to any activity that the Executive was engaged in with the Company or its affiliates during the 12 months prior to the Date of Termination (excluding as a director),

(B)                                that is substantially related to any activity for which the Executive had direct or indirect managerial or supervisory responsibility with the Company or its affiliates during the 12 months prior to the Date of Termination, or

(C)                                that calls for the application of specialized knowledge or skills substantially related to those used by the Executive in his activities with the Company or affiliates during the 12 months prior to the Date of Termination.

For purposes of this Agreement, “Competitive Enterprise” means any business enterprise anywhere worldwide that either (A) engages in the manufacture and sale of blast- and ballistic-protected wheeled vehicles for the US or foreign militaries or (B) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

(b)                                 Non-Solicit.  For a 12-month period after the Date of Termination, the Executive shall not, in any manner, directly or indirectly (without the prior written consent of the Company): (i) solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (ii) transact business with any Client that would cause the Executive to be engaged in a Competitive Enterprise, (iii) interfere with or damage any relationship between the Company and a Client or (iv) solicit anyone who is then an employee of the Company to resign from the Company or to apply for or accept employment with any other business or enterprise.

(c)                                  For purposes of this Agreement, a “Client” means any client or prospective client of the Company or its affiliates to whom the Executive provided services, or for whom the Executive transacted business, or whose identity became known to the Executive in connection with his relationship with or employment by the Company or its affiliates, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(d)                                 Confidential Information.  The Executive hereby acknowledges that, as an employee of the Company, he had access to confidential information of a special and unique nature and value relating to the Company and its strategic plan and financial operations. The Executive further recognizes and acknowledges that all such confidential information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, the Executive hereby covenants and agrees that he shall not at any time, directly or indirectly, divulge, reveal or communicate any such confidential information to any person, firm, corporation or entity whatsoever, or use any such confidential information for his own benefit or for the benefit of others. Notwithstanding the foregoing, the Executive shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (ii) in any criminal proceeding against him after providing the Company with prior written notice and an opportunity to seek protection for such confidential information, and (iii) with the prior written consent of the Company.

(e)                                  Survival.  Any termination of this Agreement (or breach of this Agreement by the Executive or the Company) shall have no effect on the continuing operation of this Section 13.

(f)                                    Validity.  The terms and provisions of this Section 13 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on the Executive’s future employment imposed by this Section 13 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 13 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(g)                                 Consideration.  The parties acknowledge that this Agreement would not have been entered into and the benefits described in Section 3 would not have been promised in the absence of the Executive’s promises under this Section 13.

14.                                 This Agreement constitutes the entire agreement between the parties and supersedes any and all prior contemporaneous, oral or written agreements or understandings between the parties. No representation, promise, inducement or statement of intention has been made by the Released Parties that is not embodied in this Agreement. No party shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not contained in this Agreement. This Agreement cannot be amended, modified, or supplemented in any respect except by subsequent written agreement signed by all parties hereto.

15.                                 Executive agrees to indemnify and hold the Released Parties harmless from and against any and all loss, cost, damage, or expense, including, but not limited to, reasonable attorneys’ fees, incurred by the Released Parties arising out of any action at law or equity, or any other proceeding, they find necessary to enforce any of the terms, covenants or conditions of the Agreement or due to a breach of this Agreement by Executive. In the event a court determines that Executive has breached this Agreement, specifically including (but not limited to) reinstating or instituting any legal or administrative proceeding against the Released Parties in violation of any provision of this Agreement (other than proceedings brought pursuant to the ADEA), Executive specifically acknowledges that he will return to the Company: (i) the Severance Benefit, less $500; and (ii) any recovery Executive obtains as a result of legal or administrative proceedings brought against the Released Parties in violation of this Agreement.

16.                                 The Released Parties will have all of the rights and remedies available at law and equity to enforce their rights under this Agreement. Should it be held at any time by a court of competent jurisdiction that any of the obligations, covenants or agreements set forth in this Agreement are illegal, invalid or unenforceable, the validity of the remaining parts, terms, or provisions shall not be affected thereby and any illegal, invalid or unenforceable parts, terms or provisions shall be deemed not to be a part of this Agreement.

17.                                 This Agreement shall be interpreted and enforced in accordance with the laws of the State of South Carolina. Executive consents to the exclusive jurisdiction of courts located in Charleston, South Carolina, agreeing to waive any argument of lack of personal jurisdiction or forum non-conveniens with respect to any claim or controversy arising out of or relating to this Agreement, Executive’s employment with the Company, Executive’s separation from that employment, and any other contact or communication involving Executive and the Company.

18.                                 Unless the context otherwise requires, when used in this Agreement, the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

PLEASE READ CAREFULLY

I, MICHAEL DURSKI, EXPRESSLY ACKNOWLEDGE, REPRESENT AND WARRANT THAT I HAVE CAREFULLY REVIEWED THIS AGREEMENT; THAT I FULLY UNDERSTAND THE TERMS, CONDITIONS AND SIGNIFICANCE OF THIS AGREEMENT; THAT I HAVE HAD AMPLE TIME TO CONSIDER THIS AGREEMENT; THAT THE COMPANY HAS ADVISED ME IN WRITING TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT I HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY AND HAVE DONE SO OR HAVE DECLINED TO DO SO; AND THAT I HAVE EXECUTED THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND WITH SUCH ADVICE FROM AN ATTORNEY AS I DEEMED APPROPRIATE.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first written above.

EXECUTIVE

/s/ Michael Durski
Michael Durski

Force Protection, Inc.

By:	/s/ Michael Moody
Name:	Michael Moody
Title:	Interim CEO & President